UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

☑	Filed by the Registrant	☐	Filed by a party other than the Registrant

CHECK THE APPROPRIATE BOX:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

STARBUCKS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fees paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1)

February 7, 2024

Dear Fellow Starbucks Shareholder,

Your vote at the upcoming Annual Meeting is always important, but this year, it’s more important than ever. We encourage you to review the Starbucks proxy solicitation materials carefully and use the enclosed WHITE proxy card to vote today ONLY “FOR” each of the 11 experienced Starbucks nominees who are standing for re-election to form the most effective Board of Directors.

Managing a global organization requires a Board with broad expertise, strong judgment, and deep dedication. Stocked with world-class business leaders, our Board fulfills all these requirements. Individually, our directors offer complementary skills and distinct backgrounds. Together, they ensure that the Board has both the vast knowledge and the vision to help Starbucks innovate, adapt, and thrive in an ever-evolving market. The Board also reflects a balance of stability—with a single director who has served for more than ten years—and fresh perspectives from seven directors who have served five years or less.

The Board remains laser-focused on driving long-term value for all stakeholders, including partners, customers, farmers, and shareholders. At the same time, the Board prioritizes supporting our partners, who are the heart of our business. Starbucks Board knows that the strength and inclusiveness of our workforce is key to our company’s success. All of our directors have experience in developing talent and fostering a supportive culture in a global workforce and actively engage with management to make progress in this area. We strive to meet our partners’ high expectations. If we fall short, we are committed to learning and improving.

Starbucks is equally determined to serve communities and protect the environment. To this end, this past November, the Board created a new Environmental, Partner, and Community Impact (EPCI) Board Committee. This committee will help the Board fulfill its oversight responsibilities to meet changing regulations and provide accountability on promises made in these areas.

The Board’s mission is to lead with values, exceed our partners’ expectations, and deliver robust results to stakeholders. We hope you take the time to learn more about our extraordinary nominees. As you’ll see, their capabilities are directly relevant to Starbucks present operations and future success.

Starbucks Directors Have the Relevant Qualifications and Expertise to Drive Future Success

Laxman Narasimhan has worked for more than 30 years executing long-term growth strategies for consumer-facing brands in the beverage, food, and retail industries. Prior to joining Starbucks, Laxman was CEO of Reckitt, a multinational consumer health, hygiene, and nutrition company. At Reckitt, Laxman doubled the size of the e-commerce business, re-imagined some of the company’s most notable products, and enhanced the sustainability of operations. Laxman also reaffirmed the company’s commitment to creating a cleaner, healthier world, launching hygiene initiatives across the globe. Laxman is a member of the Council on Foreign Relations, a trustee at the Brookings Institution, and serves on the Board of Directors of Verizon.

Mellody Hobson is Co-Chief Executive Officer, President, and Director of Ariel Investments, a 41-year-old, Chicago-based global asset management firm. Mellody offers deep expertise in operations, investing, and finance. She brings a strong investor perspective, providing insights and strategies through the lens of shareholders, capital markets, and capital allocation. As the co-head of the first Black-owned mutual fund company in the United States, she also possesses unique insights on minority investors. Mellody is the former Chairman of DreamWorks Animation before the company’s sale to Comcast Corporation, and was a long-time board member of the Estée Lauder Companies. In addition to her unwavering dedication to the Starbucks Board, which she joined in 2005, Mellody is a current board member of JPMorgan Chase & Co. As a member of the Executive Committee of the Investment Company Institute and a former member of the SEC Investment Advisory Committee, Mellody is a leading voice on public company leadership and governance.

Ritch Allison is the former Chief Executive Officer and Director of Domino’s Pizza, the largest pizza company in the world. During his 11-year tenure, including his role as President of the International Division, Domino’s expanded by 8,000 stores and into 20 countries. At Domino’s, Ritch oversaw 15,000 employees and more than 300,000 franchise employees. Long-term employee growth and development were pillars of his leadership platform, which included designing new technology to enhance the front-line worker experience. Ritch has widely recognized expertise in large-and small-scale operations, strategic planning, market development, packaging and recycling, and other critical elements of steering a global restaurant business. The growth of Domino’s global brand under Ritch’s direction highlights his strong leadership capabilities and dedication to excellence—qualities that he brings to the Starbucks boardroom.

Andy Campion is Managing Director of Nike Strategic Business Ventures at Nike Inc. where he is responsible for launching and leading new businesses. Previously, Andy served as both Chief Operating Officer and Chief Financial Officer of Nike. Andy’s oversight of operations and finance at one of the world’s most iconic and beloved brands makes him a uniquely valuable resource. During his time at Nike, Andy has implemented programs that deepened direct employee engagement and improved transparency of labor commitments. His strategic vision has been instrumental in Nike’s global expansion. His public company leadership experience includes overseeing global brand and business growth strategies, operational excellence, environmental sustainability efforts, talent and team development, and enterprise-wide financial management. Andy’s tenure as the former CFO of a Fortune 100 company makes him particularly well-suited to chair our Audit Committee.

Beth Ford is President and Chief Executive Officer of Land O’Lakes, Inc., a Fortune 200 food production and agribusiness company. A century-old farmer-owned cooperative, Land O’ Lakes has over 9,000 employees and more than 2,800 member-owners. With more than 35 years of experience running consumer-facing brands, as well as managing supply chain operations across multiple industries, Beth understands the challenges that farms of all sizes face, including those related to climate change. During her tenure, Beth has focused on Land O’Lakes’ co-op members and on supporting the communities in which they Iive and work. Beth’s values, her work on global farming, as well as her advocacy for labor-friendly policies, make her an excellent fit for her role as Chair of the Board’s new EPCI Committee.

Jørgen Vig Knudstorp is Special Partner to the LEGO Brand Owner Family in KIRKBI Group, the family holding and investment company for the LEGO Group, where he served as a transformational CEO (14 years) and Executive Chair (7 years) at one of the world’s most renowned toy manufacturers. During his time as CEO of LEGO Group, Jørgen successfully navigated multiple labor regulatory regimes, chairing both the Global Works Council and the National Work Collaboration Committee. As a result, LEGO won multiple workplace awards for culture and employee benefits and care. Today, Jørgen is a successful consultant who strengthens the Board with his significant knowledge of a broad range of topics including brand and digital marketing, strategy and transformation, consumer products, and global operating models. As chair of the Starbucks Nomination and Governance Committee, Jørgen has also led the process to refresh Starbucks Board of Directors over the last two years. His background building an authentic brand with consumer and customer appeal that carefully balances sustainability and employee considerations is directly relevant and highly beneficial to Starbucks.

Neal Mohan is the Chief Executive Officer of YouTube, which enables over two billion active monthly users across the globe to watch and share video, access information, build community, and shape culture. His experience leading one of the largest video distribution platforms, along with his work at Google and DoubleClick building products that have shaped the world of online advertising, gives him exceptional insights into the opportunities and challenges confronting consumer-facing companies. Neal’s perspective is deeply valuable as Starbucks looks to evolve our customer engagement with our over 75 million rewards members.

Satya Nadella is Chief Executive Officer and Chairman of Microsoft and appears consistently on lists of the world’s best CEOs. Satya’s strategic brilliance has led Microsoft through a period of extraordinary transformation and growth. He possesses the deepest understanding of how technology is changing consumer experiences across industries. He has managed a highly complex multinational enterprise and is known for aligning teams, motivating employees, developing human capital and talent, and fostering a robust culture. At Microsoft, Satya leads a global team of over 220,000 employees and has overseen constructive unionization efforts.

Daniel Servitje is Chief Executive Officer, President, and Chairman of Grupo Bimbo SAB de CV, the world’s largest baking company, which hoIds more than 100 brands. He has decades of experience running multinational food companies, growing international consumer brands, and managing organizations with hundreds of thousands of employees. Daniel’s leadership on environmental and social responsibility and extensive knowledge of Latin America are critical as Starbucks sources most of our coffee from the region. Grupo Bimbo is listed on the Mexican Stock Exchange.

Mike Sievert is Chief Executive Officer and President of T-Mobile US and has spent decades in top positions at some of the world’s most prominent telecommunications and technology companies. Over the last decade, with its disruptive and customer-first strategies, Mike helped steer T-Mobile from fourth (and last) place in the US market, during the 4G LTE era, to the world’s most valuable telecommunications company in the 5G era. Mike’s role in building well-known and respected brands allows him to provide critical guidance on marketing and positioning, which is especially pertinent as Starbucks executes on our Reinvention Plan. As a long-time executive at one of the foremost Seattle-area companies, Mike is connected to the company’s Seattle roots which have shaped our past and will continue to shape our future.

Wei Zhang is the former Senior Advisor and President of Alibaba Pictures Group, leading global operations from the company’s formation in 2014 until her retirement in 2021. Wei’s expertise includes e-commerce and digitization, media and entertainment. Her knowledge of international markets, particularly China, is indispensable. She has spearheaded successful digital transformation efforts using cutting-edge technologies to optimize online platforms, a critical asset as Starbucks continues to evolve our industry-leading digital experience.

The Board recommends Starbucks shareholders vote on the WHITE proxy card and only “FOR” of each of the 11 Starbucks nominees – Ritch Allison, Andy Campion, Beth Ford, Mellody Hobson, Jørgen Vig Knudstorp, Neal Mohan, Satya Nadella, Laxman Narasimhan, Daniel Servitje, Mike Sievert, and Wei Zhang.

Vote the WHITE Proxy Card TODAY – Protect the Value of Your Investment

Use the enclosed WHITE proxy card to vote today ONLY “FOR” each of the 11 Starbucks nominees.

We strongly urge you to disregard any materials sent to you by SOC, including any blue proxy card, and NOT to vote using any blue proxy card. If you have any questions about voting your shares, please call our proxy solicitor at the numbers shown below.

Thank you for your consideration and continued support. With respect and gratitude,

Mellody Hobson Starbucks Board of Directors independent chair

Please vote your shares by Internet, telephone, or by mail TODAY by following the simple instructions on the WHITE proxy card. If you received this letter by email,

you may simply click the WHITE “VOTE NOW” button in the email.

If you have any questions about how to vote your shares, please call the firm assisting us with the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders may call:

1(888) 750-5884 (toll-free from the U.S. and Canada), or

+1(412) 232-3651 (from other countries)

Remember, please do not vote using any blue proxy card you may receive from SOC.

Use the WHITE proxy card to vote today ONLY for each of the 11 highly qualified

Starbucks director nominees.

Forward-Looking Statements

This document contains forward-looking statements about future events and circumstances. Generally speaking, any statement not based upon historical fact is a forward-looking statement. In particular, statements regarding Starbucks Corporation (“Starbucks”) plans, strategies, prospects, and expectations regarding its business and industry are forward-looking statements. They reflect Starbucks expectations, are not guarantees of performance, and speak only as of the date hereof. Except as required by law, Starbucks does not undertake to update such forward-looking statements. You should not rely unduly on forward-looking statements. Starbucks business results are subject to a variety of risks, including those that are described in its Annual Report on Form 10-K for the fiscal year ended October 1, 2023 and subsequent filings with the U.S. Securities and Exchange Commission (the “SEC”).

Important Shareholder Information

Starbucks filed a definitive proxy statement and a white proxy card with the SEC in connection with its solicitation of proxies for its 2024 Annual Meeting. STARBUCKS SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD, AND ANY AMENDMENTS AND SUPPLEMENTS TO THESE DOCUMENTS, AS THEY CONTAIN IMPORTANT INFORMATION. Shareholders may or will be able to obtain the proxy statement, any amendments or supplements to the proxy statement, and other documents without charge from the SEC’s website at www.sec.gov.

Participant Information

Starbucks, its directors, director nominees, certain of its officers, and other employees are or will be “participants” (as defined in Section 14(a) of the Exchange Act of 1934) in the solicitation of proxies from Starbucks shareholders in connection with the matters to be considered at the 2024 Annual Meeting. The identity, their direct or indirect interests (by security holdings or otherwise), and other information relating to the participants is available in the Starbucks definitive proxy statement on Schedule 14A filed with the SEC on January  25, 2024, on the section entitled “Beneficial Ownership of Common Stock (on page 103 and available here ) and Appendix B (on page B-1 and available here). To the extent the holdings by the “participants” in the solicitation reported in the Starbucks definitive proxy statement have changed, such changes have been or will be reflected on “Statements of Change in Ownership” on Forms 3, 4, or 5 filed with the SEC. All these documents are or will be available free of charge at the SEC’s website at www.sec.gov.